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NEWS FOR IMMEDIATE RELEASE                   EXHIBIT 99.1
November 24, 2000                            ------------



                                             WesBanco, Inc.
                                             1 Bank Plaza
                                             Wheeling, WV  26003

                                             and

                                             Freedom Bancshares, Inc.
                                             315 Crim Avenue
                                             P.O. Box 10
                                             Belington, WV  26250

                                             For Further Information Contact:
                                             Edward M. George   (304) 234-9208
                                             President & CEO, WesBanco, Inc.

                                             or

                                             Michael H. Hudnall (304) 823-1531
                                             President & CEO
                                             Freedom Bancshares, Inc.


                   Freedom Bancshares and WesBanco, Inc.
            Announce Execution of Memorandum of Intent to Merge

BELINGTON, WEST VIRGINIA and WHEELING, WEST VIRGINIA - November 24, 2000 - Freedom Bancshares, Inc. ("Freedom") and WesBanco, Inc. ("WesBanco") (NASDAQ:WSBC) jointly announced today that they have entered into a Memorandum of Intent preliminary to a definitive Agreement and Plan of Merger providing for the merger of Freedom's affiliate Belington Bank, Belington, West Virginia, with and into WesBanco affiliate, WesBanco Bank, Inc. The joint announcement was made by Edward M. George, President & CEO of WesBanco, Inc. and Thomas M. Pitsenberger, Chairman and Michael
H. Hudnall, President & CEO of Freedom.

At September 30, 2000, Freedom had total assets of $103.1 million, deposits of $95.4 million and shareholders' equity of $7.7 million.

WesBanco is a multi-bank holding company presently operating through 60 banking offices. Banking subsidiaries include: WesBanco Bank, Inc., WesBanco Securities, Inc., WesBanco Insurance Services, Inc., and Hometown Finance Company.


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At September 30, 2000, WesBanco had consolidated assets of $2.3 billion, deposits of $1.8 billion and loans of $1.6 billion. For the nine months ended September 30, 2000, WesBanco earned $22.1 million which represents an annualized return on average assets of 1.2%.

Under the terms of the Memorandum of Intent, WesBanco will exchange WesBanco common stock based upon a fixed exchange ratio of 2.58 shares of WesBanco common stock for each share of Freedom common stock outstanding. Freedom's affiliate, Belington Bank, operates offices in five communities located in four counties in central West Virginia: Belington and Philippi in Barbour County, Bridgeport in Harrison County, Buckhannon in Upshur County, and Elkins in Randolph County.

This acquisition will be accounted for as a purchase transaction.

Edward M. George, President and Chief Executive Officer of WesBanco, commented: "We are very pleased to have Freedom Bancshares, Inc. join the WesBanco organization. Joining with Freedom will allow us to expand upon our franchise in North Central West Virginia. Customers of Freedom will be able to avail themselves of WesBanco's trust, insurance, brokerage, and Wesmark mutual funds along with the many banking services already being provided to them."

Thomas M. Pitsenberger, Chairman of Freedom, was equally supportive of the transaction. Mr. Pitsenberger commented: "WesBanco has the local community interest and West Virginia focus that we consider an ideal partner for Freedom Bancshares and Belington Bank."

Mike Hudnall, President and CEO of Belington Bank further noted: "We believe this is an excellent opportunity for our shareholders, our employees, and our customers. In addition, WesBanco's long standing commitment to the communities they currently serve will be extremely beneficial to the markets in which we now operate."

The transaction, which is subject to, among other things, approval by the appropriate regulatory authorities and the stockholders of Freedom, is expected to be completed during the second quarter of 2001.